UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 6, 2009 (February 28, 2009)

Glimcher Realty Trust
(Exact name of Registrant as specified in its Charter)

Maryland	001-12482	31-1390518
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

180 East Broad Street, Columbus, Ohio	43215
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (614) 621-9000

N/A
(Former name or former address, if changed since last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

Polaris Lifestyle Center, LLC (the “Company”), an affiliate of Glimcher Realty Trust (the “Registrant”), executed a Loan Agreement (the “Agreement”), dated as of February 28, 2009 (the “Effective Date”), with U.S. Bank National Association (the “Lender”) pursuant to which the Company may borrow up to Twenty-Three Million Four Hundred Thousand Dollars ($23,400,000). Lender has funded Seven Million Dollars ($7,000,000) of the loan amount.  The Agreement provides that the Lender shall fund the remaining Sixteen Million Four Hundred Thousand Dollars ($16,400,000) of the loan amount, as certain conditions relating to tenant occupancy are satisfied at the Polaris Lifestyle Center (the “Center”) which is adjacent to the Registrant’s Polaris Fashion Place, a regional mall located in Columbus, OH.

The loan is evidenced by a promissory note and secured by a first lien mortgage on the Center as well as an assignment of the Center’s leases and rents. The maturity date for the loan is February 1, 2012 (the “Maturity Date”). The Company has one option under the Agreement to extend the Maturity Date to August 1, 2013, provided the Company satisfies certain conditions under the Agreement, including payment of an extension fee equal to twenty-five (25) basis points (0.25%) of the outstanding loan amount at the time of the extension.  The interest rate for the loan is one month LIBOR plus 2.75% per annum; provided however, the interest rate during the term (including any extension period) shall never be less than 4.75% per annum.  The Agreement requires the Company to make periodic payments of interest on the outstanding loan amount. The Agreement also permits the Company to make, from time to time, voluntarily prepayments of principal in whole or in part prior to the end of the term, provided the Company gives proper notice and pays the full amount of all interest due through the date of prepayment plus any other amounts then due Lender such as any LIBOR breakage costs incurred on account of the prepayment. The Agreement contains default provisions customary for transactions of this nature.

In connection with the execution of the Agreement, Glimcher Properties Limited Partnership (“GPLP”), an affiliate of the Company and Registrant, executed an Unconditional Guaranty of Payment and Performance (the “Guaranty”) and an Unconditional Guaranty of Completion (the “Completion Guaranty”), each in favor of Lender and dated as of the Effective Date.  Under the Guaranty, GPLP provides a payment guaranty for the Company’s obligations under the Agreement of up to 50% of the outstanding loan amount.  Also under the Guaranty, GPLP provides an additional full guaranty separate from the above-described payment guaranty for:  (i) misappropriation of tenant security deposits, rents, condemnation awards, or insurance proceeds received by the Company and not paid to Lender following an event of default, (ii) losses incurred by reason of fraud, misrepresentation, or bad faith by the Company or GPLP, (iii) the Lender’s costs incurred by enforcing or collecting under the Guaranty, (iv) losses, claims or causes of action under the Environmental Indemnity Agreement executed by the Company and GPLP, and (v) losses due to intentional waste at the Center committed by the Company, GPLP, or any affiliate. Under the Completion Guaranty, GPLP guarantees the costs and expenses associated with completing the Center’s construction.

In addition to the transaction described above, Lender has entered into several other financing transactions in the past with affiliates of the Registrant.  These transactions include: (i) a Forty-Two Million Two Hundred and Fifty Thousand Dollar ($42,250,000) mortgage loan secured by the Registrant’s Colonial Park Mall, a regional mall located in Harrisburg, PA, and, together with other financial institutions, (ii) a Forty Million Dollar ($40,000,000) mortgage loan secured by the Registrant’s Northtown Mall, a regional mall located in Blaine, MN, (iii) GPLP’s Amended and Restated Credit Agreement, dated December 14, 2006, and (iv) a Two Hundred and Twenty Million Dollar ($220,000,000) construction loan relating to the Registrant’s Scottsdale Quarter development, located in Scottsdale, AZ.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Glimcher Realty Trust
(Registrant)

Date: March 6, 2009	/s/ Mark E. Yale Mark E. Yale Executive Vice President, Chief Financial Officer & Treasurer